Walmart
Walmart names Shishir Mehrotra to Board of Directors

BENTONVILLE, Ark., January 8, 2026— Walmart Inc. (Nasdaq: WMT) announced the appointment of Shishir Mehrotra, Chief Executive Officer at Superhuman (formerly Grammarly), to the company’s Board of Directors, effective today. He will serve on the Board’s Compensation and Management Development Committee and the Technology and eCommerce Committee.

“Our focus remains on serving customers through a people-led, tech-powered approach,” said Greg Penner, chairman of Walmart’s Board of Directors. “Shishir’s background adds to our boardroom the insight of a proven builder, offering a distinguished track record scaling platforms relied upon by millions.”

Randall Stephenson, lead independent director, added: “Shishir brings a rare combination of technical depth and product leadership. He has helped create and scale platforms that unlock creativity and productivity for people and teams at global scale. We’re excited to welcome him to our Board.”

“I have long admired Walmart’s ability to innovate while staying true to its core values, and joining the Board as the company builds for an agentic AI future is a rare opportunity,” said Mehrotra. “This era is the most significant technological shift I’ve seen in my career, and I look forward to working with the team to shape the future for the millions of people Walmart serves.”

Mehrotra is a 25+ year technology veteran with a track record of building category-defining platforms. Prior to joining Superhuman, he was the CEO and co-founder of Coda, a productivity and AI platform that grew to serve millions of users and tens of thousands of teams. Before founding Coda, Mehrotra served as YouTube’s Chief Product Officer and Chief Technology Officer, helping grow YouTube into the world’s largest video destination and one of Google’s largest and fastest-growing businesses, as well as a platform of choice for a new generation of creators. He holds a dual bachelor of science degree in mathematics and computer science from the Massachusetts Institute of Technology.

About Walmart
Walmart Inc. (Nasdaq: WMT) is a people-led, tech-powered omnichannel retailer helping people save money and live better — anytime and anywhere — in stores, online, and through their mobile devices. Each week, approximately 270 million customers and members visit more than 10,750 stores and numerous eCommerce websites in 19 countries. With fiscal year 2025 revenue of $681 billion, Walmart employs approximately 2.1 million associates worldwide. Walmart continues to be a leader in sustainability, corporate philanthropy, and employment opportunity. Additional information about Walmart can be found by visiting corporate.walmart.com, on Facebook at facebook.com/walmart, on X (formerly known as Twitter) at twitter.com/walmart, and on LinkedIn at linkedin.com/company/walmart.